                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CUMMINS ENGINE COMPANY, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         CUMMINS ENGINE COMPANY, INC.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                PRELIMINARY COPY

                          CUMMINS ENGINE COMPANY, INC.
           500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
Cummins Engine Company, Inc.

  Notice is hereby given that the Annual Meeting of the Shareholders of Cummins Engine Company, Inc. will be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana, on Tuesday, April 4, 1995, at 10:30 a.m., local time, for the following purposes:

  1. to elect fifteen directors of the Company for the ensuing year;

  2. to ratify the appointment of Arthur Andersen LLP as auditors for the year 1995;

  3. to approve the Senior Executive Bonus Plan;

  4. to approve the Senior Executive Three Year Performance Plan;

  5. to transact any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of Common Stock of the Company of record at the close of business on February 17, 1995, are entitled to notice of and to vote at the meeting.

  Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided.

  The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

                                                      Mark R. Gerstle,
                                                       Secretary

March 3, 1995

                          CUMMINS ENGINE COMPANY, INC.
           500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
                                PROXY STATEMENT

  This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Engine Company, Inc. (the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, April 4, 1995, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about March 3, 1995.

  Holders of the Company's Common Stock of record at the close of business on February 17, 1995 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 41,543,000 shares of Common Stock, each of which is entitled to one vote.

  Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

  A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby cancelling the previously executed proxy.

                          PRINCIPAL SECURITY OWNERSHIP

  The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of February 28, 1995 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT
                                                       OWNERSHIP     OF CLASS
                                                   ----------------- --------
      Ford Motor Company                               3,200,000(1)    7.70%
       The American Road
       Dearborn, MI 48121
      Tenneco Inc. General Employee Benefit Trust      3,200,000(2)    7.70%
       c/o Bankers Trust Company
       3000 Two Houston Center
       909 Fannin, Suite 3000
       Houston, TX 77010
      The Capital Group                                2,406,300(3)    5.79%
       333 South Hope Street
       Los Angeles, California 90071
      Cummins Engine Company, Inc.                     2,298,430       5.53%
       and Affiliates Employee
       Stock Ownership Trust
       c/o The Northern Trust Company
       50 South LaSalle Street
       Chicago, IL 60675

- ---------
(1) These shares were issued to Ford Motor Company pursuant to an Investment Agreement between the Company and Ford (the "Ford Investment Agreement"). In addition, Ford has an option to acquire an additional 2,961,404 shares pursuant to a Stock Option Agreement between the Company and Ford (the "Ford Option Agreement") which, if exercised, would result in Ford having beneficial ownership of 14.8% of the Company's outstanding Common Stock. Following exercise of the option, Ford is permitted to increase its beneficial ownership of the Company's outstanding Common Stock to 20% by purchasing shares in the open market. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."
(2) These shares were originally issued to Tenneco Inc. pursuant to an Investment Agreement between the Company and Tenneco (the "Tenneco Investment Agreement"). On December 29, 1993, the shares were transferred by Tenneco to the master trust for retirement plans of Tenneco and its subsidiaries. Woodbridge Capital Management, Inc., 100 Renaissance Center, Detroit, MI 48243 is the investment manager of the master trust account holding the shares and possesses voting and investment powers over the shares on behalf of the trust. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."
(3) The source of this information is a Schedule 13G dated February 8, 1995 disclosing beneficial ownership by certain operating subsidiaries of the Capital Group, Inc. These entities were reported to possess, in the aggregate, sole voting power for 1,069,800 shares, sole investment power for all of the shares and no shared voting or investment power.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

  It is intended that votes will be cast pursuant to the accompanying proxy for the election of the fifteen nominees listed below, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder's proxy to vote for the election of any or all of the nominees listed below.

  The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

  Messrs. Dabrowski and Mead have been nominated to serve as directors of the Company pursuant to the terms of the Ford Investment Agreement and Tenneco Investment Agreement, respectively. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders" below.

  The names of the nominees for directors, together with certain information regarding them, are set forth below. Biographical sketches of these nominees, which include their business experience during the past five years and
directorships of other corporations, are provided on pages    through    of
this proxy statement.

                                                        AMOUNT AND
                                       FIRST YEAR  NATURE OF BENEFICIAL PERCENT
                                        ELECTED A    OWNERSHIP AS OF      OF
       NAME AND OCCUPATION         AGE DIRECTOR(1) FEBRUARY 28, 1995(2)  CLASS
       -------------------         --- ----------- -------------------- -------
Harold Brown.....................   67    1985               665(3)         *
 Counselor, Center for Strategic
  & International Studies; Part-
  ner, Warburg, Pincus & Co.,
  venture banking firm
Kenneth R. Dabrowski.............   51    1994                 0(4)         *
 Vice President, Commercial Truck
  Vehicle Center, Ford Motor Com-
  pany, automotive manufacturer
Robert J. Darnall................   56    1989             1,266            *
 Chairman, President and Chief
  Executive Officer, Inland Steel
  Industries, Inc., steel manu-
  facturing and materials distri-
  bution
Walter Y. Elisha.................   62    1991             1,266            *
 Chairman and Chief Executive Of-
  ficer, Springs Industries,
  Inc., manufacturer of home fur-
  nishings, industrial and spe-
  cialty fabrics
Hanna H. Gray....................   64    1977               465            *
 President Emeritus and Professor
  of History, University of Chi-
  cago
James A. Henderson...............   60    1974            91,214(5)         *
 Chairman of the Board and Chief
  Executive Officer of Cummins
Dana G. Mead.....................   59    1993               265(6)         *
 Chairman and Chief Executive Of-
  ficer, Tenneco Inc., a di-
  versified industrial corpora-
  tion
J. Irwin Miller..................   85    1934           669,006(7)       1.6%
 Former Chairman of Cummins

                                                        AMOUNT AND
                                       FIRST YEAR  NATURE OF BENEFICIAL PERCENT
                                        ELECTED A    OWNERSHIP AS OF      OF
       NAME AND OCCUPATION         AGE DIRECTOR(1) FEBRUARY 28, 1995(2)  CLASS
       -------------------         --- ----------- -------------------- -------
William I. Miller................   38    1989             36,068(8)        *
 Chairman, Irwin Financial Corpo-
  ration, financial services com-
  pany
Donald S. Perkins................   67    1974              4,266           *
 Retired Chairman, Jewel Compa-
  nies, Inc., diversified retail-
  ing
William D. Ruckelshaus...........   62    1974              1,266           *
 Chairman of the Board and Chief
  Executive Officer, Browning-
  Ferris Industries, Inc., waste
  management services company
Henry B. Schacht.................   60    1969            127,882(9)        *
 Chairman of the Executive Com-
  mittee of Cummins
Theodore M. Solso................   47    1994          55,110(10)          *
 President and Chief Operating
  Officer of Cummins
Franklin A. Thomas...............   60    1973                918           *
 President, The Ford Foundation
J. Lawrence Wilson...............   59    1990              2,265           *
 Chairman and Chief Executive Of-
  ficer, Rohm and Haas
  Company, chemicals and plastics
  manufacturing

- ---------
*Less than 1%.
(1) Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.
(2) Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.
(3) These shares are owned by a trust, of which Mr. Brown is a co-trustee, settlor and beneficiary.
(4) See note (1) to the Principal Security Ownership table regarding Ford Motor Company's beneficial ownership of the Company's Common Stock.
(5) Includes 14,400 shares which Mr. Henderson has the right to acquire within the next 60 days through the exercise of stock options. Also included are 400 shares held by Mr. Henderson's wife who has sole voting and investment powers thereof.
(6) See note (2) to the Principal Security Ownership table regarding beneficial ownership by the Tenneco Inc. General Employee Benefit Trust of the Company's Common Stock. Mr. Mead is a member of the Investment Committee of the Tenneco Inc. General Employee Benefit Trust.
(7) Includes 640,963 shares beneficially owned by Mr. Miller with sole voting and investment powers and 28,042 shares beneficially owned by Mr. Miller's wife, Xenia S. Miller, with sole voting and investment powers.
(8) Includes 14,034 shares held by Mr. Miller for the benefit of his children. Mr. W. I. Miller is Mr. J. I. Miller's son.
(9) Includes 22,000 shares which Mr. Schacht has the right to acquire within the next 60 days through the exercise of stock options.

(10) Includes 10,500 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 23,710 shares held by Mr. Solso's wife who has sole voting and investment powers thereof.

  Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors held five meetings during 1994. Except for Mr. Mead, all of the directors attended 75% or more meetings of the Board and Committees on which they served.

The Board of Directors has established seven standing committees. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

  Audit Committee. The members of the Audit Committee are D. S. Perkins (Chairman), H. H. Gray, W. D. Ruckelshaus and J. L. Wilson. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met three times during 1994.

  Compensation Committee. The members of the Compensation Committee are H. H. Gray (Chairman), H. Brown, D. S. Perkins, W. D. Ruckelshaus and F. A. Thomas. The Compensation Committee administers and determines eligibility for and makes awards under the Company's stock option and other stock incentive plans. The Committee also reviews and evaluates the Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met five times in 1994.

  Nominating Committee. The members of the Nominating Committee are F. A. Thomas (Chairman), H. H. Gray and D. S. Perkins. The Nominating Committee reviews the membership of the Board of Directors and makes recommendations to the Board as to its membership. This Committee will consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Nominating Committee did not meet during 1994.

  Executive Committee. The members of the Executive Committee are H. B. Schacht (Chairman), J. A. Henderson, J. I. Miller and W. I. Miller. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee met two times during 1994.

  Other Committees. In addition to the Committees described above, the Board of Directors has established the following committees: Pension Committee (F. A. Thomas, Chairman, R. J. Darnall, D. G. Mead and W. I. Miller); Proxy Committee (J. I. Miller, Chairman and F. A. Thomas); and Technology Committee (H. Brown, Chairman; K. R. Dabrowski, W. Y. Elisha, J. I. Miller and T. M. Solso).

  Each director who is not an officer of the Company receives an annual fee of $33,000, $27,000 of which is paid in cash and $6,000 of which is paid in the form of restricted stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than the Nominating, Executive or Proxy Committee) receive an additional annual fee of $9,000. Non-chair members of the Audit, Executive, Compensation, Pension and Technology Committees receive an additional $6,000 fee for each such Committee membership. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

  As part of the Company's overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Engine Company Charitable Bequest Program in which all directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

  Nominee Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1994, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

  Nominee Henry B. Schacht has a consulting arrangement with the Company in order to retain, for the benefit of the Company, the knowledge and judgment of Mr. Schacht in connection with strategic planning, business alliances and other significant matters. Pursuant to the arrangement, Mr. Schacht will be available to the Board and senior management for at least one week during each month. For his services, he will be paid $250,000 per year. In the event more than twelve weeks of services are required by the Company during any calendar year, he will be paid additional compensation in direct proportion to his additional periods of service. No amounts were paid to Mr. Schacht pursuant to this arrangement during 1994.

  The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

  The Company also maintains a retirement plan for non-employee directors who have no vested rights under any other pension plan sponsored by the Company and who have served as a director for 5 or more years. Under the plan, annual payments equal to the amount of fees (excluding Committee fees) paid or payable for the final year of service are made to a former director each year for the lesser of 20 years or the number of years served as a director. Upon a change of control of the Company (as defined in the plan), the actuarial present value of accrued but unpaid benefits will be distributed in one lump sum.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee Report is organized as follows:

  . Role of the Compensation Committee

  . Objectives and Principles

  . Compensation Program Elements

  . Compensation of the Chief Executive Officer

ROLE OF COMPENSATION COMMITTEE

  The Compensation Committee is made up of five members of the Board of Directors of the Company, who are not current or former employees of the corporation. The Committee has oversight responsibility for the Company's executive compensation programs. The Committee reviews the general compensation philosophy of the Company, the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

  In addition, the Committee reviews the individual levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

OBJECTIVES AND PRINCIPLES OF EXECUTIVE COMPENSATION

  Cummins' executive compensation is designed to attract, motivate, and retain the personnel required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

  The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes and the specific awards.

  The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

  . Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company's performance.

  . An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins' financial performance is at the median of those companies.

  . There should be a balance between short-term and long-term elements of compensation.

  . The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on the performance of the Company.

  . Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

  . The system should be as simple and as easily understood as possible.

  . Payouts should not accumulate, causing large one-time payments.

  In addition to these principles, we have the following observations:

  .No single program accomplishes these aims consistently; a mix of programs is best.

  . There is no single best comparator of performance with other companies; a mix of comparators should be used.

  .In this complex area, relative simplicity seems the best that can be achieved.

  . There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

  Section 162(m) of the Internal Revenue Code ("Section 162(m)') limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. As indicated in last year's report, the Committee intends to design the Company's compensation program to maximize tax deductibility, while retaining flexibility and the ability to attract, retain and motivate executives to achieve our business objectives. Because regulations implementing this legislation are still in the proposal stage, some uncertainty exists as to the requirements for qualifying compensation under
Section 162(m).

  As indicated below, the Base Salary of the named executive officers is set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m). The Company is
proposing for shareholder approval under Section 162(m) (see pages    to
below) plans which implement the Committee's Short-Term and Medium-Term compensation objectives while maintaining the tax deductibility of compensation under these programs.

  The plans being proposed are similar to the plans already in effect, but modified to conform with Section 162(m) requirements.

  . Participation is limited to the Chief Executive Officer and other executive officers designated by the Compensation Committee each year;

  . The Committee cannot increase a payout from the amount that would be payable based on the performance measures the Committee established for a payment period;

  . The Committee must certify the Company's performance in writing before any payout can be made;

  .There is a stated maximum payout that can be made to any participant.

  At present, the Committee does not propose to take action with respect to the Company's 1992 Stock Incentive Plan. Stock options granted under the plan already comply with Section 162(m) until 1997. And, the Committee believes the stock ownership provided by restricted stock granted under the plan is important in itself to link management's compensation with shareholders' expectations.

COMPENSATION PROGRAM ELEMENTS

  The Company's executive compensation program consists of four elements: Base Salary, Short-Term Bonus, Medium-Term compensation, and Long-Term compensation. Each is designed to accomplish a somewhat different objective. In total, they are designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program.

  We use survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 340 U.S. industrial corporations (including the eleven companies that comprise the "Peer Group" companies used in the Shareholder Return Performance Presentation on page 13 of this Proxy Statement). Each element of pay described below is intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. Base Salary

  Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins.

2. Short-Term Bonus

  This element is designed to link executive pay to the short-term performance of the Company. The payout is made quarterly, with the Payout Factor calculated on a formula established by the

Committee and reviewed annually. Each person is assigned a participation rate that is a percent of salary. The quarterly bonus is then determined as follows.

  (Short-Term Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor) times ( 1/4).

  Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly sized companies.

  The Payout Factor for the quarterly bonus is set to yield a 1.0 Payout Factor for Company financial performance that is at the median of the Fortune 500 industrial companies measured over recent history. In 1994, return on equity was the measure used to compare performance. Return on equity levels are converted to equivalent return on sales levels for use in the Payout Factor formula. In determining the return on sales level equivalent to the market median return on equity to establish the 1.0 Payout Factor point for the Short-Term Bonus Plan for 1994, we used a full corporate tax rate, not taking credit for tax loss carryforwards.

  When the Company's performance is less than the median, the quarterly bonus pays less than 1.0--and does not pay at all if the Company is not profitable. When the Company's performance exceeds the median, the quarterly Payout Factor is greater than 1.0 and compensation is greater than the median of those companies included in our surveys.

  In order to comply with the requirements of Section 162 (m), a modified version of the Short-Term Bonus Plan, called the Senior Executive Bonus Plan, is being submitted to shareholders for approval. The Senior Executive Bonus Plan will cover the CEO and other executive officers designated from time to time by the Compensation Committee. For a further description of this Plan, see
pages     to     below.

 3. Medium-Term: Three Year Performance Plan

  The Three Year Performance Plan measures Cummins' performance versus the Peer Group companies over a rolling three-year cycle. For each three-year Award Cycle, a Target Award is granted to each participant, expressed as a dollar amount.

  The Committee establishes performance guidelines to determine the portion of the granted amount to be paid for each three-year Award Cycle. A new Award Cycle begins each year, hence payout opportunity is annual. The first payout under this program will be in 1995. The performance measure for Award Cycles ending before 1997 is return on equity. The Committee establishes a scale of multiples of the Target Award to be paid for various levels of Company performance over each Award Cycle. The plan pays the full granted amount if Cummins' performance (based on the applicable performance measure) is equal to the median of the Peer Group companies over the three-year cycle. A portion or multiple of the granted amount is paid if three-year performance is less or greater than the median of these companies, based on a scale established by the Committee. The maximum that can be paid is two times the Target Award for performance that is twice the median of the Peer Companies.

  In order to comply with the requirements of Section 162(m), a modified version of the Three Year Performance Plan is being submitted to shareholders for approval. The new Plan will cover the CEO and other executive officers designated from time to time by the Compensation Committee. The Plan will be effective for Award Cycles beginning
in 1995 and thereafter. For a further description of the Plan, see pages    to
   later in this proxy statement.

 4. Long-Term: The 1992 Cummins Stock Incentive Plan

  In December 1992, 1993, and 1994 restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

  Grant amounts under the Medium-Term and Long-Term plan elements are set to provide total compensation opportunity at the median of that provided by similarly sized U.S. industrial companies in our survey base, when combined with Base Salary and Short-Term Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Medium-Term and Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

  The Medium-Term and Long-Term plans described above were adopted in 1992, following a review of the executive compensation program by the Committee. They replaced the Five Year Performance Plan and the Performance Share Plan. The Five Year Performance Plan compared the Company's return on equity to the Peer Group companies over a five-year plan cycle. No payouts were made under the plan for the Award Cycles ending 1987-1992. The final payout under the Plan was made in 1994 for the five-year cycle ending 1993. Under the Performance Share Plan, grants of restricted stock were made to the named executive officers in 1987. For the individual to earn the shares, the Company had to achieve profit-after-tax levels approved annually by the Committee and the Board. Once earned, actual distribution of shares to the individual was deferred over specific time periods. All of the remaining deferred shares were distributed in January, 1995 and are reflected in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Henry Schacht was Chief Executive Officer and Chairman of the Board until July 12, 1994, when he relinquished the CEO position, remaining as Chairman of the Board. James Henderson became CEO on that date.

  Approximately one-third of the CEO's annualized total compensation opportunity is fixed Base Salary. Two-thirds of the total is based on Company performance, assuming median Company financial performance. When the Company's performance is better than the median, the variable compensation elements pay more and comprise a larger portion of the total. When the Company's performance is less than median, the variable elements pay less and comprise a smaller proportion of the total.

  The Base Salary and Short-Term Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Short-Term Bonus sections appearing earlier in this report.

  The Company substantially exceeded market median financial performance in 1994, and the Short-Term Bonus payouts reflect this performance.

  The final portion of the Performance Share Plan grant made in 1987 was earned based on 1993 financial performance. This final portion was approximately 25.4% of the original number of shares granted. Based on the payout schedule established at grant, one-sixth of the CEO's earned total grant was deferred and distributed in January, 1995.

  In December, 1994 the CEO received grants of restricted stock and stock options under the Long-Term 1992 Stock Incentive Plan, as well as a Target Award (payable in 1997) under the Medium-Term Three Year Performance Plan. This was the third set of grants under these Plans. The Committee intends to make grants annually.

  In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the four elements of the executive compensation program--Base Salary, Short-Term Bonus, Medium-Term Plan, and the Long-Term Plan--to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

  The Committee reviews the CEO's performance annually, based on how well the Company is implementing its business strategy and achieving its business objectives, both short-term and long-term. This review considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO's compensation.

  We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

                                               Hanna H. Gray, Chairman
                                               Harold Brown
                                               Donald S. Perkins
                                               William D. Ruckelshaus
                                               Franklin A. Thomas

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG CUMMINS ENGINE COMPANY, INC., S&P 500 INDEX AND PEER GROUP


                           CUMMINS
Measurement Period         ENGINE           S&P
(Fiscal Year Covered)      COMPANY,INC.     500 INDEX    PEER GROUP
- -------------------        ------------     ---------    ----------
Measurement Pt-
12/31/89                   $100             $100         $100
FYE 12/31/90               $77.38           $96.88       $79.61
FYE 12/31/91               $114.68          $126.42      $81.83
FYE 12/31/92               $165.37          $136.08      $104.22
FYE 12/31/93               $228.92          $149.80      $162.93
FYE 12/31/94               $195.49          $151.78      $144.04

- ---------
 *Arvin Industries, Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Dresser Industries, Inc., Eaton Corporation, Ford Motor Company, General Motors Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar, Inc.

COMPENSATION TABLES AND OTHER INFORMATION

  The summary compensation table and accompanying notes on the following pages include individual compensation information for the last three fiscal years on the two persons who served as Chief Executive Officer during 1994 and the three other most highly compensated executive officers at year-end 1994. Mr. H. B. Schacht relinquished his position as Chief Executive Officer to Mr. J. A. Henderson on July 12, 1994, but remained one of the four other most highly compensated executive officers of the Company. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                          ---------------------- -----------------------------------------------------------
                                                         AWARDS                        PAYOUTS
                                                 ----------------------- -----------------------------------
                                                    (1)         (2)          (3)        (4)         (5)
                                                 RESTRICTED    STOCK      FIVE YEAR
        NAME AND                                   STOCK    OPTIONS/SARS PERFORMANCE    LTIP     ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS     AWARDS       (#)         PLAN      PAYOUTS   COMPENSATION
   ------------------     ----  ------   -----   ---------- ------------ -----------  -------   ------------
H. B. Schacht
 Chairman of the Board    1994 $665,000 $779,550  $      0     30,000     $214,400   $1,297,500   $50,343
 (through 2/14/95) and    1993 $600,000 $450,000  $319,338     14,900           $0   $1,596,176   $33,918
 Chief Executive Officer  1992 $530,000 $232,800  $285,950      8,500           $0   $2,358,079   $35,637
 (through 7/12/94)
J. A. Henderson
 President and Chief      1994 $654,000 $765,690  $346,000     22,600     $203,680   $1,081,250   $39,520
 Executive Officer        1993 $554,000 $415,500  $303,100     14,200           $0   $1,330,040   $31,999
 (effective 7/12/94)      1992 $471,250 $207,060  $240,800      7,200           $0   $1,965,107   $32,769
T. M. Solso
 Executive Vice Presi-
dent                      1994 $405,417 $442,269  $177,325     11,500     $ 91,706   $  378,438   $28,203
 and Chief Operating      1993 $352,500 $242,344  $175,906      7,000           $0   $  736,885   $21,140
 Officer                  1992 $337,917 $135,117  $150,500      4,000           $0   $  684,575   $21,464
P. B. Hamilton
 Vice President and       1994 $325,000 $285,638  $103,800      6,900     $ 68,591   $  216,250   $27,674
 Chief Financial Officer  1993 $307,500 $172,969  $ 94,719      3,750           $0   $  469,363   $20,532
                          1992 $290,000 $ 95,175  $ 75,250      2,000           $0   $  449,543   $20,790
F. J. Loughrey
 Group Vice President     1994 $275,000 $241,763  $129,750      8,000     $ 57,704   $  173,000   $19,230
 Worldwide Operations     1993 $253,500 $142,594  $ 94,719      3,750           $0   $  375,533   $15,437
                          1992 $231,000 $ 75,983  $ 75,250      2,000           $0   $  359,618   $15,361

- ---------
(1) Pursuant to the Corporation's 1992 Stock Incentive Plan, a total of 61,950 shares of Restricted Stock were granted in 1994, having a total value at date of grant of $2,679,338. Shares are restricted for two years and one month subsequent to grant, then are vested in 1/3 annual increments in years 3 through 5 subsequent to grant, if the participant remains an employee of the Company. Dividends will be paid on these shares. As of year-end 1994 the total number of shares of Restricted Stock and the value thereof held by each executive officer was as follows: H. B. Schacht, 13,500 shares, $583,875; J. A. Henderson, 20,000 shares, $865,000; T. M.
    Solso 11,350 shares, $490,888; P. B. Hamilton, 6,150 shares, $265,988; F.
    J. Loughrey, 6,750 shares, $291,938.
(2) Stock Options awarded pursuant to the Corporation's 1992 Stock Incentive Plan. Stock Options may not be exercised for two years subsequent to grant and expire ten years from grant.
(3) Payout for the 1989-1993 Award Cycle under the Five Year Performance Plan. The payout is calculated as Base Salary times individual's Participation Percentage times Payout Factor for the Award Cycle. The Payout Factor was based on the Corporation's Return on Equity in comparison to the median ROE of a panel of eleven comparator companies over the Five Year Award Cycle.
(4) Represents shares distributed under the Company's Performance Share Plan. The Performance Share Plan was adopted in 1987 under which executive officers and other key employees were awarded Share Rights to be converted into shares of the Company's Common Stock by December 31, 2006, or earlier as financial performance goals established by the Compensation Committee were achieved. The Plan was intended to cover the seven year period 1988 through 1994. There were no distributions of Share Rights for Plan Year 1988, Plan Year 1989, or Plan Year 1990. The distribution for Plan Year 1991 was made in February 1992; the 1992 distribution was made in February 1993; the 1993 distribution was made in February 1994; the final distribution was made in January 1995.
(5) Detail of amounts reported in the "All Other Compensation" column for 1994 is provided in the table below:

                                    MR.      MR.      MR.     MR.      MR.
             ITEMS                SCHACHT HENDERSON  SOLSO  HAMILTON LOUGHREY
             -----                ------- --------- ------- -------- --------
Earnings at "above market" rate
 on Deferred Compensation         $17,827  $ 8,572  $ 4,761 $ 4,913  $ 1,382
Allocable portion of Company's
 matching contributions to the
 Retirement and Savings Plan      $     0  $   826  $ 5,080 $ 5,017  $ 5,017
Value of interest in split dol-
 lar premiums paid under Supple-
 mental Life Insurance and De-
 ferred Income Program            $32,516  $30,122  $18,362 $17,744  $12,831
                                  -------  -------  ------- -------  -------
   Total All Other Compensation   $50,343  $39,520  $28,203 $27,674  $19,230
                                  =======  =======  ======= =======  =======

                        SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is information as of February 28, 1995, regarding the beneficial ownership of Common Stock of the Company by the persons who served as Chief Executive Officer, each of its three other most highly compensated executive officers for 1994 and the directors and executive officers of the Company as a group.

                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL   PERCENT
                                                          OWNERSHIP     OF CLASS
                                                      ----------------- --------
      Henry B. Schacht
       Retired Chairman of the Board and Chief Exec-
       utive Officer                                        127,882(1)     *
      James A. Henderson
       Chairman of the Board and Chief Executive Of-
       ficer                                                 91,214(2)     *
      Theodore M. Solso
       President and Chief Operating
       Officer                                               55,110(3)     *
      Peter B. Hamilton
       Vice President and Chief Financial Officer            32,420        *
      F. Joseph Loughrey
       Group Vice President--Worldwide Operations
       and Technology                                        20,864(4)     *
      All directors and executive officers as a
       group, a total of 25 persons                       1,040,185(5)    2.5%

- ---------
*  Less than 1%
(1) See footnote (9) to the director nominee listing on page   .
(2) See footnote (5) to the director nominee listing on page   .
(3) See footnote (10) to the director nominee listing on page   .
(4) Includes 4,000 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.
(5) Includes     shares which the officers have the right to acquire within the next 60 days through the exercise of stock options.

  The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 1994, and their potential realizable values.

                                                                             POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                        PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                 FOR OPTION TERMS
                         ---------------------------------------------- -------------------
                                       % OF TOTAL
                                      OPTIONS/SARS
                             (1)       GRANTED TO  EXERCISE
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE     5% ($)   10% ($)
          ----           ------------ ------------ --------- ---------- -------- ----------
H. B. Schacht...........    30,000        8.7%     $43.5625   12/13/04  $823,331 $2,077,931
J. A. Henderson.........    22,600        6.6%     $43.5625   12/13/04  $620,243 $1,566,375
T. M. Solso.............    11,500        3.3%     $43.5625   12/13/04  $315,610 $  796,540
P. B. Hamilton..........     6,900        2.0%     $43.5625   12/13/04  $189,366 $  477,924
F. J. Loughrey..........     8,000        2.3%     $43.5625   12/13/04  $219,555 $  554,115

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


  Stock option and stock appreciation right exercise activity during 1994, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed is the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 1994.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                     VALUE

                                                                                 VALUE OF
                                                                                UNEXERCISED
                                                       NUMBER OF         IN-THE-MONEY OPTIONS/SARS
                          NUMBER OF                   UNEXERCISED                   AT
                          SECURITIES                OPTIONS/SARS AT               FY-END
                          UNDERLYING   VALUE          FY-END (#)                    ($)
                         OPTIONS/SARS REALIZED ------------------------- -------------------------
  NAME                    EXERCISED     ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                   ------------ -------- ----------- ------------- ----------- -------------
H. B. Schacht...........                         22,000       44,900
J. A. Henderson.........                         14,400       36,800
T. M. Solso.............                         10,500       18,500
P. B. Hamilton..........                          4,000       10,650
F. J. Loughrey..........                          4,000       11,750

  Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 1994 are disclosed in the following table.

         LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/SAR VALUE

                            NUMBER OF                 ESTIMATED FUTURE PAYOUTS
                          SHARES, UNITS              UNDER NON-STOCK BASED PLANS
                            OR OTHER    PERIOD UNTIL ---------------------------
  NAME                      RIGHTS(1)      PAYOUT    THRESHOLD  TARGET  MAXIMUM
  ----                    ------------- ------------ --------- -------- --------
H. B. Schacht............        0                    $     0  $      0 $      0
J. A. Henderson..........        0                    $85,000  $340,000 $680,000
T. M. Solso..............        0                    $42,750  $175,000 $350,000
P. B. Hamilton...........        0                    $20,000  $ 80,000 $160,000
F. J. Loughrey...........        0                    $31,250  $125,000 $250,000

- ---------
(1) No shares, units or other rights were awarded in the last fiscal year. The Company has made targeted dollar awards under its Three Year Performance Plan with payouts tied to Company performance over a rolling three-year cycle, as determined by the Compensation Committee of the Board of Directors. The Committee establishes performance measures as guidelines. For the 1994-1996 Award Cycle (payable in 1997) the performance guidelines are tied to achieving certain levels of return on equity (ROE) compared to the Peer Group companies. The Target Award will be earned if the Companys ROE is equal to the median ROE of the Peer Group companies. The Threshold Payment will be earned if the Company's ROE is 50% of the Peer Group companies' median. The Maximum Payment is earned if the Company's ROE is 200% of the Peer Group companies' ROE.

                               PENSION PLAN TABLE

  The following table sets forth the estimated non-contributory annual benefits upon normal retirement in 1995 under the Company's Retirement Plan (including the Excess Benefit Retirement Plan) for specified compensation and years of service classifications. The amounts shown are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

                       ESTIMATED ANNUAL BENEFIT UPON RETIREMENT
                                   YEARS OF SERVICE
    ANNUAL   -------------------------------------------------------------
    SALARY     10       15       20       25       30       35       40
   --------  ------- -------- -------- -------- -------- -------- --------
   $100,000  $12,020 $ 18,030 $ 24,040 $ 30,050 $ 36,060 $ 42,070 $ 48,080
   $125,000  $15,140 $ 22,710 $ 30,280 $ 37,850 $ 45,420 $ 52,990 $ 60,560
   $150,000  $18,270 $ 27,405 $ 36,540 $ 45,675 $ 54,810 $ 63,945 $ 73,080
   $175,000  $21,390 $ 32,085 $ 42,780 $ 53,475 $ 64,170 $ 74,865 $ 85,560
   $200,000  $24,520 $ 36,780 $ 49,040 $ 61,300 $ 73,560 $ 85,820 $ 98,080
   $200,000  $27,640 $ 41,460 $ 55,280 $ 69,100 $ 82,920 $ 96,740 $110,560
   $250,000  $30,770 $ 46,155 $ 61,540 $ 76,925 $ 92,310 $107,695 $123,080
   $300,000  $37,020 $ 55,530 $ 74,040 $ 92,550 $111,060 $129,570 $148,080
   $350,000  $43,270 $ 64,905 $ 86,540 $108,175 $129,810 $151,445 $173,080
   $400,000  $49,520 $ 74,280 $ 99,040 $123,800 $148,560 $173,320 $223,080
   $450,000  $55,770 $ 83,655 $111,540 $139,425 $167,310 $195,195 $223,080
   $500,000  $62,020 $ 93,030 $124,000 $155,050 $186,060 $217,070 $248,080
   $600,000  $74,500 $111,735 $148,980 $186,225 $223,500 $260,715 $297,960
   $700,000  $87,000 $130,485 $173,980 $217,500 $260,970 $304,465 $347,960

  Compensation for purposes of the Retirement Plan is the highest average base salary for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the

"Salary" column of the Summary Compensation Table on page 14. The average base salary and full years of service as of December 31, 1994 for the persons who served as Chief Executive Officer and the three other most highly compensated executive officers during 1994 are as follows: H. B. Schacht, $558,000, 32 years; J. A. Henderson, $521,600, 30 years; T. M. Solso, $345,000, 23 years; P.
B. Hamilton, $298,000, 11 years; F. J. Loughrey, $242,000, 21 years. In addition to the pension benefits described above, the Company will also provide a supplemental life annuity to H. B. Schacht in the amount of $75,000 per year.

  Pursuant to the Company's 1977 and 1986 Stock Option Plans and its Key Employee Stock Investment Plan, certain officers have exercised options and purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since December 31, 1993, the largest aggregate amount owed for such purchases and loans at any time since December 31, 1993, and the amount owed as of January 31, 1995:

                                                                   AMOUNT OF
                                                     LARGEST      INDEBTEDNESS
                                                    AMOUNT OF        AS OF
                                                   INDEBTEDNESS JANUARY 31, 1995
                                                   ------------ ----------------
      Mark E. Chesnut.............................   $ 80,750       $ 80,750
      Roberto C. Cordaro..........................    220,000        220,000
      Robert L. Fealy.............................     71,500         71,500
      James A. Henderson..........................    367,892        367,892
      M. David Jones..............................    143,250        143,250
      Henry B. Schacht............................    226,875        226,875
      Theodore M. Solso...........................    182,500        182,500
      Richard B. Stoner, Jr.......................    201,500        201,500

  The Company has a policy of purchasing from employees of the Company shares of Common Stock of the Company that have been acquired under the Key Employee Stock Investment Plan and the 1977 and 1986 Stock Options Plans. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 1994, no executive officer sold shares to the Company pursuant to this policy.

                         CHANGE OF CONTROL ARRANGEMENTS

  The Company will provide benefits to certain executives in the event of a change of control of the Company. Such employees would be entitled to one year's salary plus four quarterly bonus payments. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a one-year severance period of certain other employee benefits. In addition, the Company's retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash based on the completed portions of award cycles then in progress. The value of supplemental and excess retirement annuity benefits will also be paid in cash.

  Benefits for and rights of the persons who served as Chief Executive Officer and the three other most highly compensated executive officers during 1994 would be affected under these provisions. A change of control for these purposes is defined in each of the various plans and programs providing these benefits.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Hanna H. Gray, Harold Brown, Donald S. Perkins, William D. Ruckelshaus and Franklin A. Thomas.

  Member Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1994, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

     OTHER TRANSACTIONS AND AGREEMENTS WITH DIRECTORS, OFFICERS AND CERTAIN
                                  SHAREHOLDERS

Investment Agreements With Certain Shareholders

  On July 16, 1990, the Company entered into (i) the Ford Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Ford, Ford was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series F (the "Series F Preference Stock"), which Series F Preference Stock was convertible into 1,600,000 shares of the Company's Common Stock and (ii) the Tenneco Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Tenneco, Tenneco was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series T (the "Series T Preference Stock"), which Series T Preference Stock was convertible into 1,600,000 shares of Common Stock. On September 12, 1990, the shares of Series F and T Preference Stock were converted into 1,600,000 shares of Common Stock each for Ford and Tenneco, respectively.

  On July 16, 1990, the Company entered into the Ford Stock Option Agreement pursuant to which, among other things, for a six year period Ford has an option (the "Option") to purchase 2,961,404 shares of Common Stock, subject to adjustment for various actions that Ford or the Company may or may not take, at a price per share equal to the higher of (x) $62.50 per share and (y) 120% of the market price at the time of exercise of the Option thereunder. The option price and number of shares subject to the Option may be adjusted to reflect certain changes in the Company's capitalization and other purchases of voting securities by Ford. The impact of these provisions may be to adjust the exercise price and amount of voting securities Ford would be permitted to acquire pursuant to the Option.

  On December 29, 1993, pursuant to a Consent and Amendment to the Tenneco Investment Agreement, the Company consented to Tenneco's transfer of all of its shares of the Company's Common Stock to the Tenneco Inc. General Employee Benefit Trust (the "GEBT"). Under the Consent and Amendment, all of Tenneco's rights and obligations under the Tenneco Investment Agreement were assigned to and assumed by the GEBT.

  Each of Ford and the GEBT, pursuant to their respective rights under the Investment Agreements, is entitled to designate one person (reasonably satisfactory to the Company) for election to the Board. Ford is presently entitled to designate at least one such person, and may in the future be entitled to designate more, depending upon and in proportion to its percentage ownership in the Company. In the event Ford owns at least 20% of the Company's outstanding voting securities, it is entitled to designate a minimum of two directors. The GEBT's right to designate a person for election to the Board will be exercised by an investment manager pursuant to a direction from the Investment Committee of the GEBT, provided that the investment manager may decline to nominate the person who the Investment Committee directs it to designate if such manager determines that its fiduciary duties under the Employee Retirement Income Security Act of 1974 requires it to do so. Neither Ford nor the GEBT will be entitled to designate any persons for election to the Board if its respective percentage ownership of the voting power of the Company's voting securities drops to below 10% as a result of the transfer of voting securities. Messrs. Dabrowski and Mead have been nominated to serve as directors of the Company pursuant to the Ford and Tenneco Investment Agreements, respectively. See director nominee table on page 3.

  The term of each Investment Agreement is until the earliest of (i) the later of six years and the first date on which the respective Investor ceases to beneficially own voting securities representing at least 5% of the total voting power of all then outstanding voting securities, and (ii) ten years; provided, however, that certain provisions of the respective Investment Agreements will explicitly survive their stated terms. Among the provisions which survive termination of the agreement are the registration rights and share transfer restrictions set forth in the Investment Agreement.

Other Transactions and Arrangements

  Ford Motor Company and its affiliates purchase diesel engines, diesel engine parts and related products from the Company and the Company purchases gasoline engines and parts from Ford. During 1994, Ford paid the Company approximately
$          and the Company paid Ford approximately $          in connection
with such transactions. Purchases of product on open account were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. The terms of sale for midrange engines to Ford and the pricing for these products are governed by the Company's midrange engine supply agreement with Ford.

  Case Corporation and other subsidiaries of Tenneco Inc., purchase heavy-duty and midrange diesel engines, components, service parts and related products and services from the Company and its affiliates and the Company purchases engine parts and components from Case. In 1994, Case and other Tenneco subsidiaries
paid the Company approximately $          for such purchases. In addition, a
subsidiary of Case and a subsidiary of the Company are partners in a joint venture which manufactures midrange diesel engines for Case and the Company. Pursuant to the partnership agreements, Case pays the Company for technical support and engine order management services, and the Company pays Case for utilizing Case's surplus joint venture manufacturing capacity. During 1994,
Case paid the Company approximately $          and the Company paid Case
approximately $          pursuant to such agreements. Purchases from the
Company were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. Case's purchases from the Case-Cummins joint venture, and the prices paid for such purchases, are governed by the terms of the joint venture agreements.

  During 1994, the Company had agreements with companies owned or controlled by Mr. J. I. Miller, whereby the Company leased office space from and shared the expense of dining room and food services with such companies. The net amount paid by the Company was $151,474. The Company believes such amount is competitive with the amount that it would have paid to unrelated third parties for comparable space and services.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                    (ITEM 2)

  The Board of Directors has voted to appoint Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 1995. Arthur Andersen LLP has acted as independent public accountants for the Company since 1952. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of Arthur Andersen LLP will be present, will have the opportunity to make a statement and will be available to answer appropriate questions at the Annual Meeting of Shareholders.

  The proposal to ratify the appointment of Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 1995 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on the Item will be counted as votes against the Item. Broker non-votes will not change the number of votes cast for or against the Item. If the shareholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by shareholders.

  The Board of Directors recommends that shareholders vote FOR this Proposal.

  SENIOR EXECUTIVE BONUS PLAN AND SENIOR EXECUTIVE THREE YEAR PERFORMANCE PLAN

                                (ITEMS 3 AND 4)

  The Company has maintained the Target Bonus Plan ("TBP") and the Three Year Performance Plan ("TYPP") as integral parts of its compensation program for officers and key employees for several years. The Board of Directors is submitting the Senior Executive Bonus Plan ("SEBP"), a version of the TBP, and the Senior Executive Three Year Performance Plan ("SETYPP"), a version of the TYPP, both applicable only to certain of the Company's executive officers, to shareholders for approval in order to enable the Company to qualify payments under the SEBP and SETYPP as deductible for federal income tax purposes. The TBP and TYPP continue in effect for other officers and employees.

  In 1993, the Internal Revenue Code (the "Code") was amended to add Section 162(m), which places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to certain of the Companys highest paid executive officers. However, certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. In order to maximize the deduction under new Section 162(m) of compensation paid to these officers, the Company is requesting that shareholders approve the SEBP and SETYPP (collectively the "Plans"). Incentive payments under the Plans are based on objective Company performance criteria established prior to or shortly after the beginning of the period for which such payments are earned. The Plans are not intended to change the amount of incentive compensation opportunity currently available to any of the Companys officers.

  The full texts of the SEBP and SETYPP appear as Exhibits A and B to this proxy statement respectively. The principal features of each plan are summarized below and should be read in conjunction with those exhibits.

SENIOR EXECUTIVE BONUS PLAN

  The SEBP is designed to pay quarterly bonuses based on the Company's operating performance. The Company's Chief Executive Officer and other executive officers designated by the Compensation Committee during any fiscal year will participate in the plan for that year. The plan is administered by the Compensation Committee of the Board of Directors. The current members of
the Compensation Committee are listed on page   . Prior to or shortly after the
beginning of the first quarter of each fiscal year, the Committee will determine which of the executive officers are to participate for the fiscal year, the participation or award rate established as a percentage of the participant's quarterly base salary, and the performance measures applicable to each quarter during the year. Performance measures are based on return on equity, return on sales, net income, sales growth, return on assets, and/or total shareholder return.

  A quarterly bonus is determined by multiplying (i) the participants quarterly base salary times (ii) the participation or award rate times (iii) a payout factor established by the Committee. The payout factor is targeted to be 1.0 if the Company's business performance, based on one or both of the criteria listed above, is at the median of Fortune 500 industrial companies over recent history. The Committee establishes the payout schedule annually based upon the business criteria it selects as the measurement of performance.

  At the end of each quarter, the Committee reviews the Company's performance against the selected criteria. When the Company's performance against the selected criteria is below the median performance level, the payout factor is less than 1.0, resulting in a lower quarterly bonus, and when performance exceeds the median, the factor is greater than 1.0, resulting in a higher bonus. The maximum quarterly bonus payable to any participant is $750,000. Bonus payments may only be made after the Committee has certified the Companys performance in writing. The Committee may reduce but not increase the amount of any bonus otherwise payable to a participant upon attainment of the performance measures. Bonus payments are made in cash as soon as practicable following the end of the quarter in which they are earned.

SENIOR EXECUTIVE THREE YEAR PERFORMANCE PLAN

  The purpose of the SETYPP is to reward participating executive officers of the Company for the attainment of specified corporate performance goals during successive three fiscal year periods. The Company's Chief Executive Officer and other executive officers designated by the Compensation Committee during any fiscal year will participate in the plan. This plan is also administered by the Compensation Committee of the Board of Directors. Prior to or shortly after the beginning of each three year award cycle, the Committee establishes a threshold, target and maximum dollar award payable in cash to each participant at the end of the three year period and the performance measures to be used in determining the extent to which that award will be earned. Performance measures are based on one or more business criteria specified in the plan. These business criteria are return on equity, return on sales, net income, sales growth, return on assets, and/or total shareholder return. Under the SETYPP, the Committee has the option to pay awards based on the attainment of one or more different performance measures provided the measures, when established, are stated as alternatives to one another.

  The target dollar amount will be earned by the participant if the performance measures used by the Committee equal the median of such measures when applied to the Peer Group of companies listed in connection with the shareholder return
graph on page   . The threshold dollar amount will be earned if performance is
50% and the maximum dollar amount will be earned if performance is 200% of the median for the peer group. The maximum dollar amount that may be paid under the plan with respect to any three year award cycle is $2,000,000. Award payments may only be made following the Committee's written certification of the Company's performance against the measures. As with the SEBP, the Committee may reduce but not increase the amount of any award otherwise payable.

  Participants whose employment with the Company is terminated by retirement, death or disability during any three year award cycle are entitled to receive all or a portion of the award otherwise payable, based upon their length of employment during the cycle. Participants whose employment is terminated for other reasons may receive a portion of the award, solely in the discretion of the Committee.

BENEFITS UNDER THE PLANS

  Benefits payable under the Plans will vary depending on the Company's performance against the selected business criteria. However, the following table sets forth the dollar value of amounts which would have been received under the SEBP and SETYPP had the Plans been in effect during the last fiscal year by the persons named in the table.

                       NAME AND POSITION                      SEBP     SETYPP
                       -----------------                      ----     ------
      Henry B. Schacht
       Retired Chairman of the Board
       and
       Chief Executive Officer......                       $        0 $      0
      James A. Henderson
       Chairman of the Board and Chief
       Executive Officer.................................. $  765,690 $425,000
      Theodore M. Solso
       President and Chief Operating Officer.............. $  442,269 $250,000
      Peter B. Hamilton
       Vice President and Chief Financial
       Officer............................................ $        0 $      0
      F. Joseph Loughrey
       Group Vice President--Worldwide Operations and
       Technology......................................... $        0 $      0
      All executive officers as a group
      Directors who are not executive officers............ $1,207,959 $675,000
      All other employees................................. $        0 $      0

FEDERAL TAX ISSUES AND OTHER INFORMATION

  Awards under the Plans constitute ordinary income taxable to a participant in the year in which paid. Subject to Section 162(m) of the Code and regulations thereunder, the Company generally will be entitled to a corresponding deduction for the year to which bonuses under the Plans relate. As mentioned above, 1993 amendments to the Code limit the allowable deduction for compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated officers of a publicly held corporation at the end of each fiscal year (commencing with fiscal years beginning on or after January 1, 1994) to no more than $1,000,000 per year. Pursuant to proposed Internal Revenue Service regulations issued in December 1993, as amended in December 1994, certain types of compensation are excluded from this deduction limit, including payments subject to the attainment of objective performance measures and satisfaction of disinterested director and shareholder approval requirements.

  Awards under the Plans meet the performance-based compensation requirement because the amounts are paid upon meeting the performance measures based on objective business criteria established by the Committee for each fiscal year, in the case of the SEBP, and for each three year award cycle, in the case of the SETYPP. The Plans' administration by the Compensation Committee, as limited by provisions in the Plans governing the Committee's discretion in making awards to participants, meets the second requirement. The submission of the Plans to shareholders for approval and the Plans' provisions (i) limiting maximum awards, and (ii) precluding the Committee from exercising discretion to increase awards to participants are intended to qualify payments made under the SEBP during 1995 and subsequent years and under the SETYPP for the 1995-1997 Award Cycle (and award cycles thereafter) so as to preserve the Company's tax deductions, if and when awards are paid under the Plans.

  The Board of Directors believes that the Plans effectively motivate the officers to perform and exert maximum efforts for the success of the Company and make a large part of their total compensation dependent on objective business and performance based criteria.

  The Board recommends a vote FOR approval of the Plans. Item 3 and Item 4 will be approved if the number of votes cast in favor of each Item exceeds the number of votes cast against the Item. Votes cast against and absentions on the Item will be counted as votes against the Item. Broker non-votes will not change the number of votes cast for or against the Item.

                                 OTHER BUSINESS

  The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1-4 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the persons named in the enclosed proxy will vote the returned proxies as the Board of Directors recommends.
                               OTHER INFORMATION


                           1995 SHAREHOLDER PROPOSALS

  Proposals intended to be presented by shareholders of the Company at the 1996 Annual Meeting of Shareholders must be submitted to and received by the Secretary of the Corporation for inclusion in the Company's proxy statement and form of proxy for that Meeting not later than November 3, 1995.

                            EXPENSES OF SOLICITATION

  The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 345 Hudson Street, New York, New York 10013, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

March 3, 1995

                        NOMINEES FOR BOARD OF DIRECTORS

                         Mr. Henderson was elected Chairman of the Board of the
                         Corporation in 1995 after serving as Chief Executive Officer since 1994 and its President since 1977. He received a Bachelor of Arts degree from Princeton University in 1956, served in the U.S. Navy and received an M.B.A. from Harvard in 1963. He joined the Corporation in 1964 as Assistant to the Chairman and in 1965 was elected Vice President--Management Development. After serving as Vice President-- Personnel and Vice President--Operations, Mr. Henderson was elected Executive Vice President in 1971. He was also Chief Operating Officer from 1975 to 1994. He serves as a Director of Inland Steel Industries, Inc., American Information Technologies Corporation, Landmark Communications, Inc., and Rohm and Haas Company. He is also President of the Board of Trustees, The Culver Educational Foundation, a member of the Policy Committee of the Business Roundtable, and a member of The Business Council.


     JAMES A.
    HENDERSON

                         Mr. Solso was elected President and Chief Operating Officer of the
                         Corporation in 1995 after serving as Executive Vice President--Operations since 1992 and Chief Operating Officer since 1994. From 1988 to 1992 he was Vice President and General Manager--Engine Business after serving in various other executive positions with the Corporation. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Cyprus Amax Minerals Company and Irwin Financial Corporation, and is a member of the boards of Cummins Engine Foundation, Heritage Fund of Bartholomew County and Otter Creek Golf Course in Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University and of the Dean's Advisory Boards of the Schools of Business of Hofstra University and Indiana University.


THEODORE M. SOLSO

                         Dr. Brown received an A.B. in 1945, an A.M. in 1946 and a Ph.D.
                         in Physics in 1949, all from Columbia University. From 1947 to 1952, he taught and held research positions at Columbia, the Stevens Institute of Technology and the University of California at Berkeley. He then was associated with Livermore Laboratory at the University of California, becoming Director in 1960. Dr. Brown was Director of Defense Research and Engineering from 1961 until 1965, when he was named Secretary of the Air Force, a position he held until 1969 when he became President of the California Institute of Technology. From January, 1977 until January, 1981, he served as Secretary of Defense. From 1981 until 1984, he was Distinguished Visiting Professor and from 1984 until June, 1992, Chairman of the Foreign Policy Institute at The Johns Hopkins University. He is currently Counselor at the Center for Strategic and International Studies and a partner in the venture banking firm of Warburg, Pincus & Co. Dr. Brown is a member of the National Academy of Sciences, the National Academy of Engineering and the American Physical Society. He is a Director of Alumax, Inc., CBS, Inc., Evergreen Holdings, Inc., International Business Machines Corporation, Mattel, Inc. and Philip Morris Companies, Inc. He is Chairman of the Beckman Foundation and a Trustee of the California Institute of Technology and the Rand Corporation.


   HAROLD BROWN

                         Mr. Dabrowski received bachelor's and master's degrees in
                         Mechanical Engineering from the University of Detroit and an M.B.A. from Wayne State University. He joined Ford Motor Company in 1964 as a co-op student, advancing through a number of positions in Engineering and Car Product Development until being named Manager, Vehicle Engineering Department in 1973. From 1978 to 1985 Mr. Dabrowski served in a number of executive engineering positions at Ford, being appointed Executive Director, Body Engineering, North American Automotive Operations in 1991. He became Executive Director, Product Strategy Office in 1994, and was named Vice President, Commercial Truck Vehicle Center, Ford Automotive Operations in 1994. He is Chairman of the Board of the Ford Design Institute, is a director of Geometric Results, Inc., a Ford subsidiary, and is also a member of the Xerox Engineering Excellence Board of Directors.


    KENNETH R.
    DABROWSKI

                         Mr. Darnall is a graduate of DePauw University, B.A.
                         in
                         Mathematics in 1960; Columbia University, B.S. in Civil Engineering in 1962; and the University of Chicago, M.B.A. in 1973. He joined the Inland Steel Company, predecessor of Inland Steel Industries, in 1962. Darnall advanced through a number of positions at the company's Indiana Harbor Works steel plant, becoming General Manager in 1979. He was elected Vice President, Engineering and Corporate Planning, in 1981, and Executive Vice President in 1982, at which time he was also elected to Inland's Board of Directors. In 1984, he was elected President of Inland Steel Company and Chief Operating Officer of its Integrated Steel business segment. He became President and Chief Operating Officer of Inland Steel Industries, Inc. in 1986, and was named Chairman, President and Chief Executive Officer in 1992. He serves as a Director of Household International, Inc. and as a Trustee or Director of DePauw University, The University of Chicago, the Glenwood School for Boys, and Junior Achievement of Chicago.


ROBERT J. DARNALL

                         Mr. Elisha is a graduate of Wabash College and the Harvard
                         Business School. He is Chairman of the Board and Chief Executive Officer of Springs Industries, Inc. He has been a Director of Springs Industries, Inc. since 1980 and served as President and Chief Operating Officer from 1980 to 1981. Mr. Elisha has served as Springs Industries, Inc.'s Chief Executive Officer since 1981 and has been Chairman of its Board since 1983. Mr. Elisha also serves on the Board of Directors for AT&T and Palmetto Seed Capital Corporation. Mr. Elisha is a trustee of the Brookings Institution and of the Committee for Economic Development, a member of The Business Roundtable serving on its Policy Committee, the Business Council, the Counsel on Competitiveness, and is a member of the President's Advisory Committee for Trade Policy and Negotiations, and is First Vice President of the American Textile Manufacturers Institute. He is also a member of the Board of Directors of the Associates of the Harvard Business School.


 WALTER Y. ELISHA

                         Mrs. Gray was graduated with a B.A. from Bryn Mawr College in 1950 and a Ph. D. from Harvard in 1957. During 1950-51 she was a Fulbright scholar at Oxford. She was an Instructor at Bryn Mawr in 1953-54 and was on the Harvard faculty from 1955-60. She became an Assistant Professor at the University of Chicago in 1961, was promoted to Associate Professor in 1964 and in 1972 was appointed Dean and Professor of History at Northwestern University. Mrs. Gray was Provost and Professor of History at Yale from 1974 to 1978 and was acting President from 1977-78. She served as President of the University of Chicago from 1978-1993. She became President Emeritus of the University of Chicago in 1993 and is now the Harry Pratt Judson Distinguished Service Professor of History. Mrs. Gray is a Fellow of the American Academy of Arts and Sciences and a Trustee of numerous educational institutions. She is also a Director of J.P. Morgan and Company and Morgan Guaranty Trust Company, Atlantic Richfield Company, and American Information Technologies Corporation.


  HANNA H. GRAY

                         Mr. Mead received a bachelor of science in engineering from the U.S. Military Academy, West Point, and a Ph.D. in political science and economics from Massachusetts Institute of Technology. Following a distinguished military career in regular Army units in West Germany and Vietnam, and faculty and administrative positions at the U.S. Military Academy, he retired in 1978 having achieved the rank of Colonel. In addition, from 1970 to 1974, Mr. Mead served first as associate and then as deputy director of the Domestic Council in the administration of former President Nixon. He was also a White House Fellow from 1970 to 1971. Since 1978, Mr. Mead held various management and senior executive positions at International Paper Co., where he was an executive vice president and a director prior to joining Tenneco in 1992. In addition to his role as Tenneco's Chairman and Chief Executive Officer and a member of its board of directors, he is also Chairman of Case Corporation, a Tenneco subsidiary that manufactures and markets agricultural and construction equipment. Mr. Mead serves on the board of National Westminster Bancorp, Alco Standard Corporation and Baker Hughes Incorporated. He is the Vice Chairman of the National Association of Manufacturers, he is a member of the President's Commission on White House Fellowships, a Trustee-At-Large for the Association of Graduates, U.S. Military Academy, West Point, a member of the Board Trustees of the Logistics Management Institute, a member of the Board of Visitors of the Duke University School of the Environment and is a member of the Massachusetts Institute of Technology Corporation Political Science Visiting Committee.


   DANA G. MEAD

                         Mr. Miller joined Cummins in 1934 as Vice President and General Manager after receiving a B.A. from Yale University and an M.A. from Oxford University. He was named Executive Vice President of the Corporation in 1944, was President from 1947 to 1951 and was Chairman of the Board from 1951 to 1977. He is a Director of Irwin Financial Corporation, Columbus, Indiana, and of the Irwin Management Company, Inc. He is a member of The Business Council. He is also a member of the American Academy of Arts and Sciences, and of the American Philosophical Society.


 J. IRWIN MILLER

                         Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of industrial cleaning equipment), a Director of the New Perspective Fund, Inc. and a Trustee of the EuroPacific Growth Fund (both are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, and Public Radio International, Minneapolis, MN.


WILLIAM I. MILLER

                         Mr. Perkins is a graduate of Yale, B.A. in 1949, and Harvard, M.B.A. in 1951. He joined Jewel Companies, Inc., in 1953 and was elected President in 1965, Chairman of the Board in 1970, Chairman of the Executive Committee in 1980, retiring in 1983. Mr. Perkins is also a Director of American Telephone and Telegraph Company, Aon Corporation, Kmart Corporation (Chairman as of January 1995), Illinova Corporation, Inland Steel Industries, Inc., LaSalle Street Fund, the Putnam Funds, and Time Warner, Inc. He is a Vice Chairman of Northwestern University, Trustee of the Hospital Research and Education Trust and was the Founding Chairman of the Civic Committee of the Commercial Club of Chicago.


DONALD S. PERKINS

                         Mr. Ruckelshaus received a B.A. from Princeton in 1957 and an LL. B. from Harvard in 1960 after serving in the U.S. Army. He was Deputy Attorney General and Chief Counsel in the Indiana Attorney General's Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal Government from January, 1969 to October, 1973, as Assistant Attorney General, as Administrator of the Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining Weyerhaeuser in 1976 as Senior Vice President. He was a partner in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is currently Chairman of the Board and Chief Executive Officer of Browning-Ferris Industries, Inc. Mr. Ruckelshaus is a Director of Monsanto, Inc., Nordstrom, Inc., Texas Commerce Bankshares, Inc. and Weyerhaeuser Company.


    WILLIAM D.
   RUCKELSHAUS

                         Mr. Schacht served as Chairman of the Board of the Corporation from 1977 to 1995 and Chief Executive Officer from 1973 to 1994. He was President of the Corporation from 1969 to 1977. Mr. Schacht joined Cummins as Vice President--Finance in 1964, and served in various executive positions. He earned a B.S. in Industrial Administration from Yale in 1956 and, after serving in the U.S. Navy, an M.B.A. from Harvard in 1962. Mr. Schacht was with Irwin Management Company before joining Cummins. He is a Director of CBS, Inc., American Telephone and Telegraph Company, Aluminum Company of America and The Chase Manhattan Corporation; a Trustee of The Yale Corporation, Committee for Economic Development and The Ford Foundation; and a member of The Business Roundtable, Council for Foreign Relations, Inc. and The Business Council.


 HENRY B. SCHACHT

                         Mr. Thomas received a B.A. from Columbia University in 1956 and an LL. B. in 1963. From 1956 to 1960, he was a navigator with the U.S. Air Force. Mr. Thomas served as attorney for the Federal Housing Finance Agency (1963-64), Assistant U.S. Attorney for the Southern District of New York (1964) and a Deputy Police Commissioner for New York City (1965-67). Mr. Thomas was President and Chief Executive Officer of the Bedford Stuyvesant Restoration Corporation from 1967 to 1977. He was an attorney and consultant engaged in private practice from 1977 to 1979. Mr. Thomas is President and Chief Executive Officer of The Ford Foundation. He is also a Director of American Telephone and Telegraph Company, CBS, Inc., Citicorp/ Citibank, N.A., and Aluminum Company of America and serves as a Trustee for The Ford Foundation.


   FRANKLIN A.
      THOMAS

                         Mr. Wilson received a bachelor's degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. in Finance from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson has been Chairman and Chief Executive Officer of Rohm and Haas Company since 1988. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He has since held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of the company's Administrative and Finance Division and the Corporate Business Department, and Vice Chairman. Mr. Wilson has been a Director of Rohm and Haas Company since 1977. Mr. Wilson is a member of the board of Vanderbilt University, the Vanguard Group of Investment Companies, and the Culver Educational Foundation. He serves as Chairman of the Board of the Philadelphia High School Academies, Inc. and is Vice Chairman of The Chemical Manufacturers Association.


   J. LAWRENCE
      WILSON

                                                                      APPENDIX A

                          CUMMINS ENGINE COMPANY, INC.
                          SENIOR EXECUTIVE BONUS PLAN

  1. Purpose. The Senior Executive Bonus Plan is designed to (i) reinforce the financial objectives of the Company in the minds of senior executives, (ii) attain and maintain a leadership position for the Company in its method of compensating its senior executives consistent with the relative size of the Company, the industry in which the Company competes, and the relative performance of its senior executives, (iii) recognize the performance of the Company as a whole, maximizing the contributions of the Company's various businesses, and (iv) reward both team and individual performance. The Plan is an incentive plan providing compensation that varies with the financial results of the Company.

  2. Philosophy. Bonus payments should relate to the importance of the executive's position in influencing Company performance, the financial performance of the Company during a Quarter, and the performance of the individual during that Quarter. Bonus payments should encourage and promote outstanding decisions and efforts by senior executives for the benefit of the Company.

  3. Definitions.

    (a) "Base Salary" means the salary paid to a Participant during a Quarter, exclusive of allowances, incentive pay, reimbursed expenses, fringe benefits and other similar forms of payment.

    (b) "Compensation Committee" or "Committee" means the Compensation Committee of the Board of Directors of the Company.

    (c) "Company" means Cummins Engine Company, Inc.

    (d) "Participant" means the Company's Chief Executive Officer and other executive officers designated by the Compensation Committee.

    (e) "Performance Measure" means the Company's return on equity, return on sales, net income, sales growth, return on assets, total shareholder return, or a combination thereof.

    (f) "Plan" means the Senior Executive Bonus Plan described herein.

    (g) "Plan Year" means the Company's fiscal year; provided, however, that the first Plan Year includes only three Quarters beginning April 3, 1995.

    (h) "Quarter" means a fiscal quarter of the Company.

    (i) "Target Bonus" means an incentive bonus amount described in section 7 of the Plan.

    (j) "Target Bonus Percentage" means a percentage of the Participant's Base Salary intended to be paid as a Target Bonus under the Plan.

  4. Eligibility. The Compensation Committee shall designate the Participants each Plan Year and establish the Target Bonus Percentage applicable to each Participant. The Committee shall have the power to change the Target Bonus Percentage of a Participant or remove one or more

Participants from the Plan; provided, however, that the percentage shall not be increased following the commencement of any period for which a Target Bonus may be earned.

  5. Target Bonus Percentage. On or before the 20th day of each Quarter during which a Target Bonus may be earned, each Participant will be informed of his or her applicable Target Bonus Percentage. The Target Bonus Percentage assigned to each Participant by the Committee shall be based on various criteria applicable to the Participant including, but not limited to (i) the scope and breadth of the Participant's management position, (ii) opportunity for independent thought and action, (iii) effect on the Company's financial performance, (iv) role in decision-making, (v) working relationships within the Company, and (vi) the level of compensation prevailing in the industry in which the Company competes.

  6. Bonus Payout Schedule. On or before the 20th day of each Plan Year, a Bonus Payout Schedule will be calculated by the Committee and communicated to Participants. The Bonus Payout Schedule will specify the Performance Measure and the performance level against the measure during the Quarter required to achieve each payout factor ("Bonus Factor"). The "Target Performance" is that performance which provides a 1.0 Bonus Factor.

  7. Target Bonus. A Target Bonus is calculated for each Participant by multiplying Base Salary times the Target Bonus Percentage designated for the Participant.

  8. Earned Bonus. Corporate performance during the Quarter in excess of the Target Performance or performance less than the Target Performance will result in an increased or diminished bonus, respectively, from the Target Bonus communicated to the Participant. The "Earned Bonus" will be calculated by multiplying the Target Bonus Percentage times the Participant's Base Salary times the Bonus Factor associated with the actual performance for that Quarter as specified in the Bonus Payout Schedule in effect for the Plan Year containing the Quarter. In no event may a Participant receive an Earned Bonus for any Quarter in excess of $750,000.

  9. Change in Accounting Standards. For purposes of determining the Bonus Factor, the Company's actual performance under the Performance Measure will exclude extraordinary charges and credits which result from a change in accounting standards of the Company.

  10. Adjustment for Individual Performance. The Earned Bonus will be the bonus paid, except in unusual circumstances where poor individual performance justifies a reduced bonus.

  11. Termination of Employment. During any Quarter that a Participant's employment is voluntarily or involuntarily terminated, including termination due to death, disability or retirement, the amount of the Earned Bonus for that Quarter will be paid to the Participant or his or her legal representative or estate, whichever is applicable.

  12. Bonus Distribution Date. Any Earned Bonus will be distributed as soon as practicable following the determination of actual performance and written certification by the Compensation Committee that the performance level with respect to a bonus payable to the Participant has been met. In general, the Earned Bonus will be distributed approximately six (6) weeks following the end of the Quarter in which earned; provided, however, payments under the Plan may be deferred pursuant to the Company's Deferred Compensation Plan.

  13. Administration. The Plan shall be administered by the Compensation Committee. No member of the Committee shall be eligible to receive a bonus under this Plan while serving on the Committee. The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in and bonuses under the Plan as it deems appropriate.

  14. Effective Date. The Plan shall be effective for Quarters beginning April 3, 1995, subject to its approval by the Company's shareholders.

  15. Amendment and Termination. The Board of Directors may at any time amend, modify, alter or terminate this Plan.

  16. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Indiana and construed accordingly.

  17. Miscellaneous. There shall be no bonus pool or cumulative bonus pool. This Plan is based upon the number of Participants, the Target Bonus Percentages, the Bonus Factors and the Base Salaries of the Participants.

                                                                      APPENDIX B

                          CUMMINS ENGINE COMPANY, INC.
                  SENIOR EXECUTIVE THREE YEAR PERFORMANCE PLAN

  1. Objectives. The objectives of the Plan are to (i) serve as a balance against the sort-term compensation provided by base salary and bonus payments of the Company, (ii) emphasize the medium-term performance of the Company as compared to its industry competitors, (iii) strengthen the relationship between Company management and shareholder interests, and (iv) encourage participants to remain with the Company through important business cycles.

  The size of grants under the Plan are intended to reflect the degrees of influence participating executive officers have in their functional positions on the medium-term (three year) performance of the Company. The calculation of payments from the Plan is intended to reflect the Company's performance against certain performance measures designated by the Compensation Committee.

  2. Definitions.

    (a) "Award Cycle" means the three year period upon which a particular years' payout is calculated. A new Award Cycle commences with the beginning of each of the Company's fiscal years. Payments, if any, under the Plan to Participants during a fiscal year are based upon the Company's performance during the most recently completed Award Cycle.

    (b) "Change of Control" means the occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d) (3) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who were directors at the beginning of such two-year period, or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of
  Schedule 14A or Regulation 14A promulgated under the Exchange Act.

    (c) "Committee" means the Compensation Committee of the Board of Directors of the Company.

    (d) "Company" means Cummins Engine Company, Inc.

    (e) "Participants" means the Company's Chief Executive Officer and other executive officers designated annually by the Committee to participate in the Plan for the ensuing Award Cycle.

    (f) "Payout Factor" means the percentage determined by the Committee and applied to a Target Award to determine the amount of an award to be paid as described in Section 4 of the Plan.

    (g) "Peer Group" means the group of companies selected by the Committee whose primary industry is similar to that of the Company's. As of the effective date of the Plan, the Peer Group consists of the following companies: (i) Arvin Industries, Inc., (ii) Caterpillar, Inc., (iii) Dana Corporation, (iv) Deere & Company, (v) Dresser Industries, Inc., (vi) Eaton Corporation, (vii) Ford Motor Company, (viii) General Motors Corporation,
  (ix) Ingersoll-Rand Company, (x) Navistar International Corporation, and
  (xi) Paccar, Inc.

    (h) "Performance Measures" means the Company's return on equity, return on sales, net income, sales growth, return on assets, total shareholder return, or any combination thereof.

    (i) "Plan" means the Senior Executive Three Year Performance Plan described herein.

    (j) "Target Award" means the amount of targeted compensation described in
  Section 3 of the Plan.

  3. Target Award. The Committee shall assign each Participant a Target Award for each Award Cycle, in its discretion, based upon, but not limited to, the scope and breadth of the Participant's position, ability to effect the Company's medium-term financial performance, and his or her working relationships within the Company. The Target Award for an Award Cycle shall be expressed in terms of a threshold, target, and maximum dollar amount.

  The Target Award for each Award Cycle shall be assigned and communicated to each Participant as soon as practicable thereafter, but in no event later than the 270th day of that Award Cycle. Target Awards may be changed during the course of an Award Cycle based on the Committee's re-evaluation of the criteria described in the preceding paragraph; provided however, a Target Award shall not be increased following commencement of the Award Cycle.

  4. Payout Schedule. On or before the 270th day of each Award Cycle, the Committee shall establish the Performance Measures to be used in determining a Payout Factor applicable to the Award Cycle. The Committee may determine the Payout Factor based upon the attainment of one or more different Performance Measures, provided the measures, when established, are stated as alternatives to one another.

  Under the Payout Factor schedule, the targeted dollar amount ("Targeted Amount") of a Target Award will be earned by a Participant if the Company's performance against the

Performance Measures equals the median of the performance of the Peer Group during the same period against the same measures. The threshold dollar amount will be earned if performance is fifty percent (50%) and the maximum dollar amount will be earned if performance is two hundred percent (200%) of the median performance of the Peer Group. The maximum dollar amount that may be paid by the Plan with respect to any Award Cycle is $2,000,000.

  5. Change in Accounting Standards. For purposes of determining the Payout Factor, the Company's actual performance under the Performance Measures will exclude extraordinary charges and credits which result from a change in accounting standards of the Company.

  6. Plan Payments. Any payout under the Plan will be made as soon as practicable following audits of the Company's financial statements applicable to all fiscal years of the Award Cycle and written certification by the Committee of attainment of the applicable Performance Measures and corresponding Payout Factor. Payments under the Plan may be deferred pursuant to the Company's Deferred Compensation Plan.

  7. Administration. The Plan shall be administered by the Compensation Committee. No member of the Committee shall be eligible for a Target Award while serving on the Committee. The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in, awards under and payments from the Plan as it deems appropriate.

  8. Termination of Employment. If a Participant's employment with the Company terminates during the first year of an Award Cycle, other than by reason of retirement, death or disability, the Participant will not receive any payout for that Award Cycle. If a Participant's employment so terminates during the second or third years of an Award Cycle, the Committee, in its discretion, shall determine whether the Participant will receive a proportionate payout of any payment with respect to the Award Cycle based on the period of employment during the cycle.

  If a Participant retires, dies or become disabled during an Award Cycle, the Participant or such Participant's estate, as the case may be, shall receive a proportionate share of any payment with respect to the Award Cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

  9. Change of Control. Notwithstanding any other provision herein to the contrary, in the event of a Change of Control, an amount shall be immediately payable from the Plan to each Participant equal to the Targeted Amount times a fraction, the numerator of which is the number of days in the Award Cycle preceding the Change of Control and the denominator of which is 1095.

  10. Effective Date. The Plan shall be effective for the Award Cycle beginning January 1, 1996, subject to its approval by the Company's shareholders.

  11. Amendment and Termination. The Board of Directors of the Company may at any time amend, modify, alter or terminate this Plan.

  12. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Indiana and construed accordingly.

                       CUMMINS ANNUAL SHAREHOLDER MEETING
                       APRIL 4, 1995--10:30 A.M. (E.S.T.)
                      COLUMBUS EAST HIGH SCHOOL AUDITORIUM
                                      LOGO

                                                                   March 3, 1995

Dear Fellow Employee:

  As a shareholder of Cummins stock, you are receiving today the Annual Report to Shareholders, Proxy Statement and Proxy Card. In addition to other Cummins shares you may own, you are a shareholder of Cummins stock through your participation in the Cummins Employee Stock Ownership Plan ("ESOP") or Cummins Stock Fund ("CSF") portions of the Cummins Retirement and Savings Plan or both.

  Each year, shareholders have an opportunity to elect Cummins' Board of Directors and to vote on other business matters described in the Proxy Statement. The ESOP and CSF Trustees are the only shareholders of record for your benefit plan shares and will vote on the proposals in the Proxy based on your Proxy Card vote. All shares held in the ESOP that are not voted or have not been credited to employee accounts will be voted by the Trustee on each proposal in the same proportion as all shares voted on that proposal by ESOP participants. Please complete and return your Proxy Card in the enclosed envelope as soon as possible. Be sure to mark the box on the face of the Proxy Card to designate it as a Trustee instruction.

  If you own additional shares of Cummins stock, you should not receive a separate packet of materials for those shares unless they are held in a brokerage or custodial account on your behalf. With that exception, voting of all your shares is intended to be accommodated on one Proxy Card.

  ESOP participants who retired or otherwise ceased employment during the fourth quarter of 1994 will be receiving a distribution of shares of stock and cash for partial shares or cash in lieu of all shares if so elected, in the next several weeks. Until such distribution, all former employees are considered plan participants and should complete and return the enclosed Proxy Card if they desire to vote their plan shares.

  Should you have any questions about the shareholder materials, please contact Mark Gerstle (812-377-3520).

                                                      Sincerely,
                                                      Vice President--Human
                                                      Resources

                        CUMMINS ENGINE COMPANY, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P               THE COMPANY FOR ANNUAL MEETING APRIL 4, 1995
R
O
X
Y

    The undersigned hereby constitutes and appoints J. Irwin Miller and Franklin A. Thomas, and each of them, true and lawful agents with full power of substitution in each, to vote as proxy of the undersigned at the Annual Meeting of the shareholders of Cummins Engine Company, Inc. to be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana on April 4, 1995, and at any adjournments thereof, on all matters coming before said meeting.

    [_] BENEFIT TRUST PARTICIPANTS ONLY: By marking this box, the undersigned hereby instructs the respective Trustees of the Company's Employee Stock Ownership Trust and Cummins Stock Fund portion of the Company's Retirement and Savings Plan to vote at said meeting the number of shares of common stock of the Company held on the undersigned's behalf in said Benefit Trusts ("Plan Shares") in the manner designated on this Proxy. Election of Directors, Nominees:

    Harold Brown, Kenneth R. Dabrowski, Robert J. Darnall, Walter Y. Elisha, Hanna H. Gray, James A. Henderson, Dana G. Mead, J. Irwin Miller, William I. Miller, Donald S. Perkins, William D. Ruckelshaus, Henry B. Schacht, Theodore M. Solso, Franklin A. Thomas, J. Lawrence Wilson.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. EXCEPT FOR PLAN SHARES, YOU NEED NOT MARK ANY ITEM BOXES IF YOU WISH TO VOTE SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE
 -------------------------------------------------------------------------------


[X] PLEASE                                                                 3111
    MARK YOUR VOTES AS                                                     ----
    IN THIS X EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4, BUT PLAN SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROVISIONS OF THE BENEFIT
TRUSTS.
- --------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.
- --------------------------------------------------------------------------------
1. Election of Directors. (see everse)
   FOR  [_]   WITHHELD  [_]

   For, except vote withheld from the following nominee(s):

   --------------------------------------------------------


2. Proposal to ratify Arthur Andersen LLP as independent accountants.
   FOR  [_]    AGAINST  [_]    ABSTAIN  [_]

3. Proposal to approve Senior Executive Bonus Plan
   FOR  [_]    AGAINST  [_]    ABSTAIN  [_]

4. Proposal to approve Senior Executive Three Year Performance Plan
   FOR  [_]    AGAINST  [_]    ABSTAIN  [_]

TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL DIRECTOR NOMINEE, MARK ITEM 1 BOX "FOR" AND LIST NOMINEE'S NAME FOR WHICH AUTHORITY IS WITHHELD; OTHERWISE, MARK "FOR" TO VOTE FOR ALL NOMINEES OR "WITHHELD" TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES.

- -------------------------------------------------------------------------------

  The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                               --------------------------------
                                               SIGNATURE            DATE


                                               --------------------------------
                                               SIGNATURE            DATE